Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into in Sacramento, California as of this 2nd day of January 2019 (“Effective Date”) by and between Five Star Bank, a California commercial bank (“Bank”), and Krista Snelling (“Snelling”). Bank and Snelling are collectively referred to herein as “Parties.”

RECITAL

A.               Bank currently employs Snelling and Bank and Snelling desire to continue Bank’s employment of Snelling.

B.               Snelling possesses the requisite knowledge, skill and experience to serve as the Chief Financial Officer and Chief Operating Officer of Bank.

In consideration of the mutual covenants, promises and conditions set forth herein, Bank and Snelling agree as follows:

Article 1. Term and Title

1.1              Chief Financial Officer and Chief Operating Officer of Bank. During the Term of Employment defined below, Snelling shall serve as the Chief Financial Officer and Chief Operating Officer of Bank. The Parties contemplate that Snelling shall report directly to the President of the Bank.

1.2              Chief Financial Officer and Chief Operating Officer of Five Star Bancorp. During the Term of Employment defined below, Snelling shall serve as the Chief Financial Officer and Chief Operating Officer of Five Star Bancorp and shall continue to serve as the Chief Financial Officer and Chief Operating Officer of Five Star Bancorp for so long as Snelling serves as the Chief Financial Officer and Chief Operating Officer of Bank. The Parties contemplate that Snelling, in her capacity as Chief Financial Officer and Chief Operating Officer of Five Star Bancorp, shall report directly to the President of Five Star Bancorp. Snelling shall not receive any additional or supplemental compensation for her role as the Chief Financial Officer and Chief Operating Officer of Five Star Bancorp.

1.3              Term of Employment. Subject to any earlier termination as provided in Article 8 herein below, Snelling’s employment under this Agreement shall commence on the Effective Date and shall continue for a three (3) year period (“Term”), also subject to any extension as set forth herein. Upon expiration of the Term, and each subsequent term or extension thereof, this Agreement shall automatically be extended for an additional term of one (1) year, unless Snelling or Bank shall have notified the other party hereto of her or its election to terminate this Agreement not later than sixty (60) days prior to the end of such subsequent term or extension thereof (the Term, together with any extensions, until termination in accordance herewith, shall be referenced herein as the “Term of Employment”). Nothing stated in this Agreement or represented orally or in writing to either Party shall create any obligation to renew this Agreement and the decision of Bank not to extend the Term or any subsequent term, shall not be deemed a termination of employment entitling Snelling to any severance compensation or separation benefits under either this Agreement or any Bank or Bank severance plan or practice then in effect.

Article 2. Duties of Snelling

2.1              Compliance with Law. Snelling hereby agrees to use her best efforts as Chief Financial Officer and Chief Operating Officer of Bank and agrees to perform such related duties as are customary for the chief financial officer and chief operating officer of a financial institution or as may reasonably be required by Bank from time to time. Snelling agrees during the term of this Agreement to remain knowledgeable of, and to comply with, all applicable rules and regulations relating to banking and to keep informed of, and to comply with, all applicable federal, state and local laws, regulations, and/or ordinances governing the conduct of Bank’s business, including, but not limited to, relevant sections of the California Financial Code, the applicable rules and regulations of the California Department of Business Oversight (“DBO”), the applicable rules and regulations of the Federal Deposit Insurance Corporation (“FDIC”) and FinCEN, and the policies and procedures of Bank.

2.2              Bank Management Obligations. Pursuant to, and in accordance with, the policies and procedures of Bank, as may be amended from time to time in Bank’s discretion, Snelling shall be responsible for the financial and operational management of Bank consistent with the intent of this Agreement and sound business practices.

2.3              Full Time Employment. Snelling shall devote her full energies, abilities and productive time to the performance of the services contemplated under this Agreement, unless an alternative arrangement is agreed to by the President and the Board of Directors of the Bank. Snelling shall not engage in any business or personal activities that would interfere or conflict with the performance of Snelling’s duties under this Agreement, without the prior written consent of the President of Bank.

2.4              Location. Snelling agrees to perform the services contemplated under this Agreement at the office location(s) authorized and approved by the Board of Directors of Bank.

Article 3. Snelling’s Compensation

3.1              Base Salary. During the Term of Employment, Bank shall pay Snelling a competitive base salary as determined by the Compensation Committee of Bank. Base salary will be payable in accordance with the standard payroll procedures of Bank. Snelling’s base salary shall be adjusted periodically to reflect such changes as Bank determines appropriate, based on Snelling’s performance for the most recent performance period.

3.2              Corporate Annual Bonus. Bank agrees to pay Snelling a corporate annual bonus, in accordance with any Five Star Bank performance-and-profitability-based annual incentive plan in place during the Term of Employment, as defined in Article 1.3 hereinabove, so long as Snelling remains an employee of Bank in good standing through the date of the respective payments.

Article 4. Incentive Programs

4.1              Incentive Programs. During the Term of Employment, Snelling shall be entitled to participate in any annual and longer-term incentive programs adopted by Bank and offered to other senior Bank executives in the Bank’s discretion.

2

Article 5. Snelling’s Benefits

5.1              Participation In Five Star Bank Benefit Plans. Snelling shall be eligible to participate in those group employee benefit plans, including, without limitation, medical, dental, and life insurance, which Bank makes available to similarly situated employees from time to time, subject to all terms and conditions of those plans and amendments thereto, including, without limitation, any and all provisions concerning eligibility for participation.

5.2              Expenses. Upon presentation of appropriate vouchers and receipts, Bank shall reimburse Snelling, in a manner similar to other senior Bank executives, for all reasonable business expenses incurred by Snelling.

5.3              Stock Options. During the Term of Employment, Snelling will be eligible to participate in any stock option plan of Bank in the discretion of Bank.

5.4              Retirement Plan. During the Term of Employment, Snelling shall be entitled to participate in retirement plans generally offered to other senior Bank executives.

5.5              Vacation. During the Term of Employment, Snelling shall be entitled to vacation according to the Bank’s vacation policies.

Article 6. Safeguarding Customer Information

6.1              Customer Information. Snelling will learn of, and come into possession of non-public personal information (“Customer Information”) regarding borrowers or prospective borrowers during the term of this Agreement. Snelling agrees to take all reasonable measures to ensure the security and confidentiality of Customer Information, to protect against any anticipated threats or hazards to the security of such information and to protect against the unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to any borrower or prospective borrower. Snelling agrees that she will use such Customer Information only for the limited purpose(s) for which it is disclosed, and for no other purpose. Snelling further agrees to comply with all federal and state laws governing the disclosure of Customer Information. “Customer Information,” as used herein, means any record containing non-public personal information pertaining to a borrower or prospective borrower, regardless of the form in which it is handled or maintained, and includes, without limitation, bank and credit card account numbers, income and credit information and social security numbers.

Article 7. Unfair Competition and Confidential Information

7.1              Confidential Information. Snelling acknowledges that Bank owns proprietary Confidential Information which constitutes a valuable, special and unique asset. This Confidential Information has been compiled and developed by Bank over time at considerable expense and effort, has not been divulged to third parties, and is not known to Bank’s competitors, who could have obtained economic value from such information had it been known. As used herein, the term “Confidential Information” includes all information and materials belonging to, used by, or in the possession of Bank relating to its products, processes, services, technologies, inventions, patents, ideas, contracts, forms, records, data, processes, financial information, business strategies, pricing, marketing plans, customer lists, and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information was acquired by Snelling, or (b) information that subsequently becomes public through no act or omission of Snelling. Snelling agrees that all Confidential Information is and shall continue to be the exclusive property of Bank, whether or not prepared in whole or in part by Snelling and whether or not disclosed to or entrusted to Snelling’s custody. Snelling’s obligation to preserve the secrecy of Confidential Information shall survive the termination of this Agreement and her employment with Bank. Upon termination of Snelling’s employment, Snelling agrees to return to Bank all files, papers, and materials of any kind containing or relating to Confidential Information.

3

7.2              Non-Solicitation. Snelling agrees that if the Bank terminates Snelling under Section 8.2 or Snelling leaves employment with Bank for any reason under Section 8.3 during the Term, that for the remainder of the Term and for a period of four (4) months thereafter, she shall not induce or attempt to induce any employee of Bank to discontinue employment or association with Bank to obtain employment with a competitor of Bank or providing services to Snelling or any company affiliated with Snelling.

7.3              Prior Agreements. Snelling represents and covenants that she is not bound by any agreement in effect with any prior employer, or anyone else, which would preclude, limit or in any manner restrict the performance of her duties under this Agreement or on behalf of Bank. Without limiting the foregoing, Snelling expressly acknowledges and agrees that during the performance of her duties under this Agreement, she has not and will not violate the terms and conditions of any agreement with respect to the use or misappropriation of proprietary information or trade secrets of any former employer. Snelling further acknowledges and agrees that she has not divulged or used any such information for the benefit of Bank or Bank.

Article 8. Termination

8.1              Death or Disability.

a)                  In the event of Snelling’s death during the Term of Employment, the Terms of Employment shall automatically terminate.

b)                  Bank and Snelling respectively shall each have the right to terminate the Term of Employment in the event of Snelling’s Disability. “Disability” as used in this Agreement shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code, which, as of the date of this Agreement, is as follows:

An individual is permanently and totally disabled if she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

A termination of Snelling’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the tenth (10th) day after receipt of such notice by the other party (the “Disability Effective Date”), unless Snelling returns to full-time performance of her duties before the Disability Effective Date.

4

8.2              By Bank.

Bank shall have the right to terminate Snelling’s employment for cause. “Cause” as used in this Agreement shall mean:

a)                  Snelling’s charge of or conviction by, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction, for any crime involving moral turpitude or a felony in the jurisdiction involved;

b)                  Snelling’s willful refusal or negligent failure to perform Snelling’s duties as required by this Agreement;

c)                  Snelling’s gross negligence, insubordination or material violation of any duty of loyalty or fiduciary duty to Bank or any other material misconduct on the part of Snelling;

d)                 Snelling’s revocation of any approvals required by the FDIC or the DBO for Snelling to perform her assigned duties and responsibilities with Bank, including without limitation, Snelling’s removal or prohibition from participating in the conduct of Bank’s affairs by an order issued under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) and (g)(1)).

e)                  Snelling’s material failure to comply with all applicable federal, state and local laws, regulations, and/or ordinances governing her duties with Bank, or

f)                   Snelling’s material breach of any other provision of this Agreement.

Bank shall also have the right to terminate Snelling’s employment “Without Cause” at any time, with or without notice, subject solely to its remittance of the consideration set forth in Article 8.8(c) herein below.

8.3              By Snelling.

a)                  Snelling shall have the right to terminate the Employment Term for Good Reason (as defined below), upon thirty (30) days’ written notice to Bank delivered within thirty (30) days following the occurrence of an event constituting Good Reason; provided that Bank shall have thirty (30) days after the date such notice has been received by Bank in which to cure the conduct specified in such notice. Snelling’s continued employment during such thirty (30) day period shall not constitute Snelling’s consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of this Agreement “Good Reason” shall mean:

i)                    a significant material change in Snelling’s position or responsibilities, including a material change in duties that represents a substantial reduction in the position or responsibilities in effect immediately prior thereto; the assignment to Snelling of any significant duties or responsibilities that are materially inconsistent with such position or responsibilities; except in connection with the termination of Snelling’s employment for Cause, as a result of her Disability or death, or by Snelling other than for Good Reason;

5

ii)                  a change in control of Bank or Five Star Bancorp (“change in control” means consolidation or merger of the Bank or Five Star Bancorp such that neither is the surviving entity or pursuant to which the shares of Five Star Bancorp would be converted into cash, securities, or other property; or the sale, lease, exchange, or other transfer of all or substantially all of the assets of Bank or Five Star Bancorp; or purchase by any means by any person, corporation, or other entity of fifty percent (50%) or more of the outstanding shares of Bank or Five Star Bancorp, excluding any transaction for the benefit of Bank employees);

iii)                a reduction in Snelling’s Base Salary other than in connection with a general reduction in wages for all senior executive employees of Bank;

iv)                Bank requiring Snelling (without Snelling’s consent) to be based at any place outside a sixty (60) mile radius of her initial place of employment with Bank, except for reasonably required travel on Bank’s business;

v)                  Bank’s failure to provide Snelling with the compensation, including salary, bonuses, and benefits as outlined in this Agreement, or

vi)                any material breach by Bank of its obligations to Snelling under this Agreement.

b)                  Snelling shall have the right to terminate her employment hereunder without Good Reason by providing Bank with a written notice of termination, and such termination shall not in and of itself be a breach of this Agreement.

8.4              Bank’s Default. If Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, except to the extent determined that continuation of the Agreement is necessary for the continued operation of Bank;

a)                  By the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of the association under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

b)                  By the FDIC at the time of approval of a supervisory merger to resolve problems related to operation of the association or when the association is determined by the FDIC to be in an unsafe or unsound condition.

Any rights of Bank or Snelling that have already vested, however, shall not be affected by such action pursuant to section 163.39 of Title 12 of the Code of Federal Regulations.

8.5              Snelling’s Temporary Suspension. If Snelling is suspended or temporarily prohibited from participating in the conduct of Bank’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bank may in its discretion (i) pay Snelling all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

6

8.6              Loan Files. Upon termination of Snelling’s employment for any reason, all loan files, whether pending or closed, shall remain with, or promptly be returned to Bank, at Bank’s election, along with any Confidential Information in Snelling’s possession. Snelling acknowledges and agrees that all such files and Confidential Information are the sole and exclusive property of Bank and no copies shall be retained by Snelling.

8.7              Computers/Equipment. Immediately upon the termination of Snelling’s employment for any reason, any and all computer hardware and other equipment provided to Snelling by Bank shall be returned to Bank.

8.8              Effect of Termination Upon Snelling’s Compensation.

a)                  Death, Disability, for Cause, Term. In the event Snelling’s employment terminates in accordance with Articles 8.1(a), 8.1(b), 8.2 or 8.3(b), hereinabove, Snelling shall be entitled to her Base Salary, as defined in Article 3.1 hereinabove, through the effective date of termination and a payment equal to the applicable disability and other insurance benefits in accordance with the then effective plans and programs of Bank.

b)                  Termination by Bank Without Cause or by Snelling With Good Reason. In the event Snelling’s employment is terminated by Bank without cause or should Snelling terminate her employment for Good Reason in accordance with Article 8.3(a) hereinabove, at any time after the Effective Date of this Agreement, Snelling, in addition to her Base Salary, and Corporate Annual Bonus, as described in paragraphs 3.1 and 3.2, respectively, hereinabove, through the effective date of her termination, and shall also be entitled to a Severance Payment equal to an additional twelve (12) months of her then Base Salary.

c)                  Golden Parachute Payments. Bank shall have no obligation to make any Severance Payment or other payment that is prohibited by or subject to approval under section 359 of Title 12 of the Code of Federal Regulations. 12 C.F.R. § 359 (2011).

d)                 Internal Revenue Code Section 409A. This Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, and regulations and guidance promulgated thereunder, as amended from time to time.

Article 9. Notices

9.1              Notices. Any notice given hereunder by either Party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the Parties at the following addresses:

Bank:	Krista Snelling:

Michael Stodden	3100 Zinfandel Dr. #100
Chairman of the Board	Rancho Cordova, CA 95670
Five Star Bank
3100 Zinfandel Dr. #100
Rancho Cordova, CA 95670
7

Each Party may change her or its address by written notice in accordance with this section of the Agreement. Notices delivered personally shall be deemed communicated as of the actual date of receipt. Mailed notices shall be deemed communicated no later than three (3) business days after deposit in the United States mail.

Article 10. Dispute Resolution

10.1            Negotiation. The Parties will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement. Either Party may initiate negotiations by providing written notice to the other pursuant to the above. Such notice shall set forth the subject of the dispute and the relief requested. The recipients of such notice will respond in writing within ten (10) days with a statement of their respective positions on and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, the Parties, and/or their representatives, will meet at a mutually agreeable time and place within twenty (20) days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute.

10.2            Mediation. Either Party may commence mediation of a good faith dispute by providing to the Judicial Arbitration and Mediation Services (“JAMS”) and the other Party a written request for mediation. Such request shall set forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals, and in scheduling the mediation proceedings which shall be conducted in Sacramento, California. The Parties covenant that they will participate in the mediation in good faith. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties and/or their respective agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

8

10.3            Consent to Judicial Reference. Subject to the provisions of Sections 10.1 and 10.2 hereinabove, the Parties hereby consent and agree that (a) any and all disputes arising out of or related to this Agreement or any other matter in any way relating to or arising out of Snelling’s employment with Bank (collectively “Dispute”) shall be heard by a referee in accordance with the general reference provisions of California Code of Civil Procedure Section 638, sitting without a jury in the City of Sacramento, County of Sacramento, California, (b) such referee shall hear and determine all of the issues in any Dispute (whether of fact or of law), including issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure section 1281.8, including without limitation, entering restraining orders, entering temporary restraining orders, issuing temporary and permanent injunctions and appointing receivers, and shall report a statement of decision; provided that, if, during the course of any Dispute, any Party desires to seek such a provisional remedy at a time when a referee has not yet been appointed or is otherwise unavailable to hear the request for such provisional remedy, then such Party may apply to the Sacramento Superior Court for such provisional relief, and (c) pursuant to California Code of Civil Procedure section 644(a), judgment may be entered upon the decision of such referee in the same manner as if the Dispute had been tried directly by a court. The Parties shall use their respective commercially reasonable and good faith efforts to agree upon and select such referee, provided that such referee must be a retired California state or federal judge, and further provided that if the Parties cannot agree upon a referee, the referee shall be appointed by the Presiding Judge of the Sacramento Superior Court. The Parties acknowledge that this consent and agreement is a material inducement to enter into this Agreement and that each Party will continue to be bound by and to rely on this consent and agreement in their related future dealings. The Parties shall share the cost of the referee and reference proceedings equally, except that the costs of the referee and reference proceedings to be paid by Snelling shall not exceed the amount Snelling would have had to pay in court costs to initiate or respond to a civil action had the matter been pursued in court. Bank shall be responsible for all other costs payable; provided that, the referee may award attorneys’ fees and reimbursement of the referee and reference proceeding fees and costs to the prevailing party, whereupon all referee and reference proceeding fees and charges will be payable by the non-prevailing party (as so determined by the referee). The Parties further warrant and represent that each has reviewed this consent and agreement with legal counsel of its own choosing, or has had an opportunity to do so, and that it knowingly and voluntarily gives this consent and enters into this agreement having had the opportunity to consult with legal counsel. This consent and agreement is irrevocable, meaning that it may not be modified either orally or in writing, and this consent and agreement shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any other agreement or document entered into between the parties in connection with this Agreement. In the event of litigation, this Agreement may be filed as evidence of the Parties’ consent and agreement to have Disputes heard and determined by a referee under California Code of Civil Procedure section 638.

Article 10.3 shall not apply to any claims or disputes arising out of or relating to any Bank plan subject to the Employee Retirement Income and Security Act (“ERISA”), which claims or disputes shall be subject to ERISA.

Article 11. Miscellaneous Provisions

11.1            Integration. This Agreement supersedes any and all other agreements, either oral or in writing, between Bank and Snelling with respect to Snelling’s performance of services as an agent or employee of Bank, and contains all the covenants and agreements between the Parties with respect to such services in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by the other Party which are not embodied herein, and that no other agreement statement or promise not contained in this Agreement shall be valid or binding.

11.2            Assignment. This Agreement may not be assigned by Snelling, but shall inure to the benefit of, and shall be binding upon, the successors and assigns of Bank.

11.3            Receipt of Agreement. Each of the Parties acknowledges that she or it has read this Agreement in its entirety and hereby acknowledges receipt of a fully-executed copy thereof.

9

11.4            Governing Law/Jurisdiction/Venue. This Agreement shall be governed by and construed under the laws of the State of California, without regard to its conflicts of laws principles. The Parties agree that any action taken to enforce the terms of this Agreement, including judicial action not inconsistent with the arbitration provisions hereunder, shall come under the jurisdiction of, and be properly heard and adjudicated in the Courts of the State of California and that venue shall be proper in the County of Sacramento.

11.5            Captions and Section Headings. Captions and section headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

11.6            Amendments and Waiver. This Agreement may be amended from time to time only by a writing signed by both Parties. A waiver of any of the terms and conditions hereof shall not be construed as a waiver of any other provision, nor shall any waiver constitute a continuing waiver or commit a Party to providing a waiver in the future.

11.7            Survival. The covenants, agreements, representations and warranties made herein shall survive the termination of this Agreement, unless the context clearly provides otherwise. Specific survival provisions shall not lessen the survival nature of provisions without such specificity.

11.8            Severability. If a court or arbitrator of competent jurisdiction finds any provision in this Agreement to be invalid, illegal, or otherwise unenforceable, that determination will not affect any other provision of this Agreement. The invalid provision will be severed from this Agreement and all remaining provisions will continue to be enforceable by their terms and of full force and effect.

11.9            Interpretation. Any ambiguity in the language, words, phrases, gender identifiers, sentences, or provisions contained herein is not to be interpreted against a Party merely by reason of that Party having drafted, suggested, transcribed, or dictated such provision. In interpreting this Agreement the intentions of the Parties, as expressed in this Agreement, shall be paramount and this Agreement shall be read as a whole document in order to ascertain the intentions of the Parties with respect to any particular word, phrase, sentence, or provision. This Agreement shall not be deemed to have been prepared or drafted by one Party or another, and shall be construed accordingly.

11.10          Third-party Beneficiary. This Agreement has been made by, and is made solely for the benefit of Bank, Bank’s successors and assigns. Nothing in this Agreement is intended to confer any rights or remedies under or because of this Agreement on any persons or entities other than the Parties to it and Bank’s successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons or entities to any Party to this Agreement.

11.11          Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The Parties agree that a signed copy of this Agreement transmitted by one Party to the other by facsimile transmission shall be binding upon the sending Party to the same extent as a signed original of this Agreement.

10

This Agreement is entered into by and between the Parties as of the above written Effective Date.

Dated:	1/2/19	/s/ Krista Snelling
Krista Snelling

Dated:	1/2/2019	FIVE STAR BANK

		By:	/s/ James E. Beckwith

		Name:	James E. Beckwith

		Its:	President & C.E.O.
11